UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2009

Alphatec Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Amendment and Restatement of License Agreement

On April 15, 2009, the issuer, the issuer’s wholly owned subsidiary, Alphatec Spine, Inc. (“Alphatec Spine”) and Stout Medical Group LP (“Stout”) amended and restated the license agreement that the parties had entered into in March 2008 (the “Amended and Restated License Agreement”) that provides Alphatec Spine with a worldwide license to develop and commercialize Stout’s proprietary intellectual property related to an expandable interbody/vertebral body replacement device. The effective date of the Amended and Restated License Agreement is March 31, 2009. Pursuant to the Amended and Restated License Agreement, Stout is entitled to retain all up-front payments that had been previously paid to it. Under the Amended and Restated License Agreement, the timing of the minimum royalty payments has been adjusted and Stout’s ability to terminate the Amended and Restated License Agreement was revised. Under the original license agreement, Alphatec’s minimum royalty obligation began for the year ending December 31, 2010. Pursuant to the Amended and Restated License Agreement, if Alphatec Spine is required to initiate a clinical trial to obtain clearance from the United States Food and Drug Administration (the “FDA”) for a licensed product, the minimum royalty obligation is tolled until such licensed product obtains regulatory approval. In addition, under the terms of the Amended and Restated License Agreement, Stout has the ability to terminate the Amended and Restated License Agreement if Alphatec Spine has not filed for regulatory approval to market and sell a licensed product within an allotted time period; provided that Alphatec Spine has the right to delay such termination in exchange for making certain payments to Stout. If, during the time period when such payments are made, Alphatec Spine were to make a regulatory filing for the marketing and sale of a licensed product, such termination would be null and void. The other material terms to the original license agreement were not changed in the Amended and Restated License Agreement. The foregoing description of the material terms of the Amended and Restated License Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amended and Restated License Agreement, which the issuer will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

Amendment and Restatement of Developmental Consulting Agreement

On April 15, 2009 the issuer, Alphatec Spine and Stout amended and restated the developmental consulting agreement that the parties had entered into in March 2008 (the “Amended and Restated Consulting Agreement”) pursuant to which Stout agreed to provide consulting services related to the development of an expandable interbody/vertebral body replacement device. The effective date of the Amended and Restated Consulting Agreement is March 31, 2009. Pursuant to the Amended and Restated Consulting Agreement, Stout is entitled to retain the 101,944 shares of restricted stock of the issuer that the issuer had previously issued to Stout. Such restricted stock would become vested upon the attainment of a certain development milestone. Under the Amended and Restated Consulting Agreement, the timing and amount of consulting fees has been adjusted. Under the original consulting agreement, Alphatec was obligated to make ten monthly payments of $50,000 to compensate Stout for providing development services. As of the date of the Amended and Restated Consulting Agreement, Alphatec had paid Stout $400,000 of such consulting fees. Pursuant to the Amended and Restated Consulting Agreement, Stout is obligated to return such $400,000 to Alphatec. Alphatec is obligated to pay consulting fees of $20,000 per month for 12 months beginning in July 2009. The other material terms to the original consulting agreement were not changed in the Amended and Restated Consulting Agreement. The foregoing description of the material terms of the Amended and Restated Consulting Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amended and Restated Consulting Agreement, which the issuer will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

Amendment and Restatement of License Agreement

On April 16, 2009 the issuer, Alphatec Spine and Stout amended the license agreement that the parties had entered into in September 2007 (the “License Amendment”) that provides Alphatec Spine with a worldwide license to develop and commercialize Stout’s proprietary intellectual property related to a treatment for vertebral compression fractures. The effective date of the License Amendment is March 31, 2009. Pursuant to the License Amendment, Stout is entitled to retain all up-front payments that had been previously paid to it. Under the License Amendment, the timing of the minimum royalty payments has been adjusted and Stout’s ability to terminate the License Amendment was revised. Under the original license agreement, Alphatec’s minimum royalty obligation began for the year ending December 31, 2009. Pursuant to the License Amendment, the minimum royalty obligation is tolled until a licensed product obtains regulatory approval from the FDA. In addition, under the terms of the License Amendment, Stout has the ability to terminate the License Amendment if Alphatec Spine is not using commercially reasonably efforts to obtain regulatory approval to market and sell a licensed product; provided that Alphatec Spine has the right to delay such termination in exchange for making certain payments to Stout. If, during the time period when such payments are made, Alphatec Spine were to make a regulatory filing for the marketing and sale of a licensed product, such termination will be null and void. The other material terms to the license agreement were not changed. The foregoing description of the material terms of the License Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the License Amendment, which the issuer will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alphatec Holdings, Inc.

By:	/s/ Ebun S. Garner, Esq.
Name: Ebun S. Garner, Esq.
Title: General Counsel and Vice President

Date: April 21, 2009

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